Exhibit 10.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

ESOPUS CREEK VALUE LP BLACK HORSE CAPITAL, LP, BLACK HORSE CAPITAL (QP) LP and BLACK HORSE CAPITAL OFFSHORE LTD.,	) ) ) ) )
Plaintiffs,	) )
v.	) C.A. No. 2487-N
)
MARK S. HAUF, JOHN CHALSTY,	)
ALAN K. GREENE, LEONARD WHITE,	)
CLARK A. JOHNSON, DAVID GALE,	)
WAYNE HENDERSON, STUART	)
SUBOTNICK, I. MARTIN POMPADUR,	)
HAROLD F. PYLE, III, BRYCE D.	)
ELLEDGE, NATALIA ALEXEEVA and	)
METROMEDIA INTERNATIONAL GROUP, INC., a Delaware corporation,	) ) )
Defendants.	) )
ORDER
     WHEREAS, the court having held a hearing on plaintiffs’ motion for a preliminary injunction on November 22, 2006, and for the reasons set forth on the record at the hearing and in the opinion filed concurrently herewith,
     IT IS HEREBY ORDERED this 29th day of November, 2006 as follows:
     1. The defendants, their directors, officers, agents, subsidiaries, servants, employees and attorneys, and those persons in active concert or participation with them, shall not enter into a definitive agreement providing for the sale of all or substantially all of the assets of Metromedia International Group, Inc., including the company’s subsidiary Metromedia International Telecommunications, Inc. and/or the company’s direct or indirect interest in Magticom Limited (an “Asset Sale Agreement”), unless such asset sale is subject to a vote of the common stockholders of Metromedia pursuant to 8 Del. C. § 271 and the company’s Restated Certificate of Incorporation.
     2. In the event the defendants enter into an Asset Sale Agreement described in paragraph 1 hereof:
          a. The company and its board of directors shall call a meeting of the common stockholders of Metromedia, consistent with the notice provision of 8 Del. C. § 271, at which meeting the common stockholders shall have the opportunity to vote on the transaction embodied in such Asset Sale Agreement (the “Proposed Transaction”);
          b. The company shall distribute to its stockholders, in advance of the meeting described in paragraph 2(a), a notice advising Metromedia’s common stockholders of such meeting and of the date, time and place of the meeting and their right to vote on the Proposed Transaction (the “Notice”);
          c. The company shall distribute to the common stockholders, in advance of the meeting described in paragraph 2(a), all information required under Delaware law necessary to ensure an informed vote on the Proposed Transaction;
          d. The company and its representatives shall take whatever steps they deem necessary, including the use of oral, written or electronic communications to encourage stockholders to attend the meeting and cast a vote on a Proposed Transaction;
          e. The Asset Sale Agreement shall not be consummated unless and until the Proposed Transaction has been approved by a vote of the common stockholders of Metromedia as required by 8 Del. C. §271 and the company’s Restated Certificate of Incorporation; and
          f. The defendants shall provide to the plaintiffs’ counsel (i) a copy of the Asset Sale Agreement within one business day following the execution of such Asset Sale Agreement; (ii) a copy of the notice promptly following the giving of such notice to the company’s common stockholders; and (iii) any correspondence delivered to or received from the United States Securities and Exchange Commission relating to any request by the company for exemption from section 14 of the Securities Exchange Act and the regulations thereunder within one business day following receipt or delivery of such correspondence.
     3. The court retains jurisdiction over this action and retains the power to alter, amend or modify this order upon application of any party.
     4. The court hereby defers ruling on the plaintiffs’ motion to enjoin the Preferred Lockup and Voting Agreement, as amended.

/s/ Stephen P. Lamb
Vice Chancellor

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